EXHIBIT 99.1
Company Contact:
Dunnan D. Edell
Chief Executive Officer
800 524-2720
FOR IMMEDIATE RELEASE
CCA INDUSTRIES, INC. REPORTS FIRST QUARTER RESULTS
East Rutherford, NJ, April 15, 2011: CCA Industries, Inc. (NYSE Amex: “CAW”) announced today that it had total revenues for the first quarter of 2011 of $12,571,106, and net income of $343,105. Total revenues for the first quarter of 2010 were $13,198,285 and net income was $541,554. Basic and fully diluted earnings per share were $0.05 for the first quarter of 2011 as compared to earnings of $0.08 for the first quarter of 2010.
“Under my watch as the new CEO, the Company is revitalizing its marketing strategies for its core brands that will be implemented over the next year. We have a number of new product initiatives in the 2011 fiscal year that have generated some very positive response from our retail partners. We anticipate that those initiatives together with a reinvigorated media advertising program will lead to strengthening the sales and bottom line of our Company over the course of the year. We have set a goal of substantially increasing our sales over the next two years, in alignment with the objective of increasing and enhancing shareholder value,” stated Dunnan Edell, President and Chief Executive Officer. “I am very encouraged that we can accomplish our goal with our excellent financial liquidity in addition to our strong and dedicated personnel. We have also identified acquisition targets that could expedite reaching our sales target. The management and board of directors are still committed to our record of providing quarterly dividends for our shareholders,” Edell continued.
CCA Industries Inc. manufactures and markets health and beauty aids, each under its individual brand name. The products include, principally, “Plus+White” toothpastes and teeth whiteners, “Mega-T” Green Tea diet supplements, “Mega-T” Green Tea gum and mint products, “Bikini Zone” medicated topical and shave gels, “Nutra Nail” nail care treatments, “Scar Zone” scar treatment products, “Sudden Change” anti-aging skin care products, “Parfume de Vanille” fragrances, “Solar Sense” sun protection products, “Hair Off” hair removal and depilatory products, “Wash ‘N Curl” shampoos and conditioners and “Pain Bust RII” an analgesic product.
Statements contained in the news release that are not historical facts are forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which would cause actual results to differ materially form estimated results. Such risks and uncertainties are detailed in the Company’s filings with the Securities and Exchange Commission. No assurance can be given that the results in any forward-looking statement will be achieved and actual results could be affected by one or more factors, which could cause them to differ materially. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act.

CCA INDUSTRIES, INC.
FIRST QUARTER
NEWS RELEASE

Three Months Ended	February 28, 2011	February 28, 2010

Revenues	$12,571,106	$13,198,285

Net Income	$343,105	$541,554

Per Share Earnings
Basic	$0.05	$0.08
Diluted	$0.05	$0.08

Weighted Average Shares Outstanding
Basic	7,054,442	7,054,442
Diluted	7,054,442	7,054,442